Exhibit 99.1

NEWS

For immediate release
CONTACT:     Mark Ohlendorf, President
(414) 918-5403

POST CHAPTER 11 OWNERSHIP AND OPERATING PLAN ANNOUNCED

MILWAUKEE, WISCONSIN, October 7, 2003 - Alterra Healthcare Corporation (OTCBB:ATHC) ("Alterra" or the "Company") announced today further details of the planned ownership and operating structure of the Company upon its emergence from Chapter 11 reorganization. As previously announced, FEBC-ALT Investors LLC ("FEBC"), a joint venture being formed by Fortress Investment Group LLC, Emeritus Corporation and NW Select LLC, have agreed to acquire 100% of the capital stock of the reorganized Alterra upon its emergence from bankruptcy. Pursuant to the merger agreement dated as of July 18, 2003, FEBC will invest $76 million of equity into Alterra to acquire 100% of the reorganized Company. The Company understands that FEBC will be capitalized with $78.0 million (subject to increase depending upon FEBC's aggregate transaction costs), including: (i) a $15.0 million senior loan to FEBC from Fortress, and (ii) $63.0 million of aggregate equity contributions. Fortress will provide approximately 78% of the equity investment to FEBC and will be entitled to appoint a majority of the directors of reorganized Alterra. Emeritus and NW Select will provide the remaining equity capital to the joint venture and will each be entitled to appoint one Alterra director.

The Company also announced that following its acquisition by the joint venture and emergence from Chapter 11, reorganized Alterra's current senior management will remain headquartered in Milwaukee. The pending acquisition and Alterra's plan of reorganization remain subject to satisfaction of various conditions, including obtaining Bankruptcy Court approval and certain consents from Alterra's secured lenders and lessors.

Mark Ohlendorf, President of Alterra, noted, "Our management team, here in Milwaukee and in the field, has remained focused and committed to our core mission despite the many distractions of the bankruptcy. We are anxious to complete the reorganization process and look forward to working with our new investors to improve our operating performance while continuing to provide a very high level of care and services to our nearly 14,000 residents. We are highly confident that with the bankruptcy behind the Company, it will be well positioned to have great success."

About Alterra

Alterra offers supportive and selected healthcare services to our nation's frail elderly and is the nation's largest operator of freestanding Alzheimer's/memory care residences. Alterra currently is operating in 242 states.

Forward-Looking Statements

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to satisfy its operating and capital needs during the pendency of its bankruptcy case; the Company's ability to successfully negotiate necessary modifications and amendments with its secured lenders and lessors; the Company's ability to access financing needed to refinance significant pending debt maturities; the ability of the Company to continue as a going concern; the ability of the Company to develop, prosecute, confirm and consummate a Chapter 11 plan of reorganization; the Company's ability to consummate the pending liquidity transaction in connection with its bankruptcy case to address the projected capital and liquidity needs of the Company; risks associated with third parties seeking and obtaining court approval for the appointment of a Chapter 11 trustee or to convert the Company's bankruptcy case to a Chapter 7 liquidation; the potential adverse impact of the Company's Chapter 11 filing on the Company's relationships with its residents, vendors and employees; competition and the ability of the Company to attract private pay residents to its residences; the Company's ability to fund and maintain self insurance programs at levels necessary to address potential liability claims and satisfy the requirements of lenders and lessors; government legislation and regulation; and other risks and uncertainties as may be set forth from time to time in the Company's reports filed with the Securities and Exchange Commission